Telestone Technologies Corporation Reports Record Revenues and Earnings for Q4 and 2009 Full Year

Provides 2010 Revenue Guidance of At Least $108.0 million in Revenues, 50% Growth Year Over Year

Press Release Source: Telestone Technologies Corporation On Wednesday March 31, 2010, 4:05 pm EDT

BEIJING, March 31 /PRNewswire-Asia-FirstCall/ -- Telestone Technologies Corporation ("Telestone" or the "Company") (Nasdaq:TSTC - News), a leading developer and provider of wireless communication local access network solutions based in China, today announced the Company's financial results for its fourth quarter and fiscal year ending December 31, 2009.

    Fourth Quarter Highlights

    -- Q4 2009 revenues increased 129.2% to $33.0 million vs. Q4 2008

    -- Q4 2009 net income increased 56.6% to $5.2 million vs. Q4 2008

    -- Q4 2009 EPS increased by 56.3%  to $0.50

    Fiscal Year 2009 Highlights

    -- Revenue increased by 103.5% to $71.9 million and exceeded guidance of $70.0 million

    -- Gross profits increased by 67.5% to $30.5 million with gross margins of 42.4%

    -- Net income increased by 77.9% to $12.5 million: EPS was $1.21 vs. $0.68

    -- Days sales outstanding (DSO) reduced to 358 days as of December 31st, 2009 from 553 days as of December 31st, 2008.

    SUMMARY FINANCIALS

    Fourth Quarter 2009 Results

	Q4 2009	Q4 2008	CHANGE
Net Sales	$33.0 million	$14.4 million	+129.2%
Gross Profit	$11.9 million	$7.6 million	+56.6%
Net Income	$5.2 million	$3.3 million	+57.6%
EPS (Basic)	$0.50	$0.32	+56.3%

    Fiscal Year 2009 Results

	Fiscal Year	Fiscal Year	CHANGE
	2009	2008
Net Sales	$71.9 million	$35.3 million	+103.7%
Gross Profit	$30.5 million	$18.2 million	+67.6%
Net Income	$12.5 million	$7.0 million	+78.6%
EPS (Basic)	$1.21	$0.68	+77.9%

"We are very pleased to report record results for both the fourth quarter of 2009 and for the year ended December 31, 2009, as we surpassed previous revenue guidance of $70 million," said Han Daqing, CEO and Chairman of Telestone. "The government's continued support for upgrading wireless services has encouraged our customers, China Mobile, China Unicom and China Telecom, the 'Big Three' carriers in China, to continue expanding China's 3G network throughout their existing and new coverage areas. In addition, new directives calling for the consolidation of internet, media and communication networks in China are providing Telestone with an unprecedented opportunity to gain market share and accelerate our growth through installations of our flagship WFDS(TM) product. In addition to rapid 3G system upgrades across China, we have witnessed an increase in 2G systems for new buildings and areas across China who will receive enhanced wireless network coverage. These collective opportunities will yield incremental growth in 2010," Chairman Han concluded.

Fourth Quarter Financial Results

Total revenues in the fourth quarter ended December 31, 2009 were $33.0 million, increased by 129.2% from $14.4 million in the prior year's corresponding period. Equipment sales, amounted to $8.7 million, were driven by the Company's installation of 2G and 3G local wireless access network equipment, which were manufactured or procured for specific customer site installations, in addition to WFDS(TM) sales. Service revenue, amounted to $24.3 million, is a combination of billable system integration and installation charges by Telestone's project design and implementation engineers.

Total revenue growth for the quarter was directly attributed to the Company's sales of 2G, 3G and proprietary WFDS(TM) network installations throughout China. In particular, the Company witnessed strong growth in 2G and 3G network installations from two of its key customers, China Mobile and China Unicom. The "Big Three" carriers, continue to install and support RFPA technology and legacy 2G systems when initiating new coverage areas, in addition to 3G networks installations and upgrades.

The Company's Wireless Fiber Option Distribution System(TM) (WFDS(TM)) systems provide "multi-play" capabilities for media, voice, fax, closed circuit TV, data and all three protocols of Chinese cellular signals over a fiber optic cable routed directly into an installation site. WFDS(TM) technology was certified by the three Chinese telecommunications companies and was approved by the FCC of the United States in September 2009.

For the fourth quarter ended December 31, 2009 cost of goods sold was $21.1 million and gross profit $11.9 million. Costs of goods include materials used in manufacturing Telestone's 2G and 3G product lines, and installation project management and labor costs at customer locations. Cost of equipment sales was $6.0 million, yielding a gross margin of 31% while cost of services was $15.1 million, yielding a gross margin of 37.9%. Overall gross margin was 36.1% compared to 53.5% for the fourth quarter of 2008. The decrease in gross profit margins for the quarter was attributable to RFPA technology sales and 2G installations which yield a lower gross margin than WFDS(TM) installations yield margins of 50-55% depending on the size of the installation.

Total operating expenses for the quarter were $5.4 million, or 16.5% of revenues, compared to $2.7 million, or 18.8% of revenues in the same quarter in 2008. Operating income increased by 28.0% to $6.4 million in the quarter compared to $5.0 million in the fourth quarter of 2008. As a High and New Technology Enterprise in China, the Company expects its income tax rate to be 15.0% for a three-year period.

Net income for the fourth quarter of 2009 increased by 57.6% to $5.2 million from $3.3 million in the fourth quarter of 2008. Earnings per share were $0.50 in the fourth quarter of 2009 compared to $0.32 in the fourth quarter of 2008, based on 10.4 million diluted shares.

Fiscal Year 2009 Financial Results

For the year ended December 31, 2009 revenues increased by 103.5% to $71.9 million from $35.3 million in fiscal year 2008. For the year ended December 31, 2009 product sales were $30.2 million, increased by 76.6%, and service sales were $41.7 million increased by 129.3%. China's telecommunications companies' goal to upgrade more than 200 cities in China to a 3G network platform by the close of 2009 was a principal driver of this growth. In January 2009, China's government announced a telecommunications stimulus package in which $41.0 billion was allocated to upgrade China's more than 900 million cellular subscribers to a 3G network platform by 2013. At the moment, Telestone has agent relationships in 28 countries worldwide and Telestone plans to continue increasing its international sales, over 98.0% of its 2009 revenues were from sales in China.

Telestone's customer list includes the "Big Three" carriers in China; China Mobile, China Unicom and China Telecom. They rely on companies like Telestone to wire and enable the "last mile" of 2G and 3G telecommunications services for commercial, residential, municipal and educational buildings and complexes in China. As of December 31st, 2009, sales to China Mobile accounted for 45.4% of revenues, China Unicom 45.5%, and China Telecom 7.4% of revenues. Telestone is awarded installation contracts obtained from the "Big Three" based on the network design solutions submitted for a particular site. Based on the design of the network, Telestone then manufactures or procures cellular transmission hardware and utilizes local installers to install a site with a RFPA/ 2G network, 2G and 3G network, a 3G upgrade or a WFDS(TM) system.

The cost of equipment sales was $41.4 million for the year ended December 31,2009 compared to $17.1 million in fiscal year 2008. Gross profits for the year ended December 31,2009 were $30.5 million, representing an increase of 67.6% from $18.2 million for fiscal year 2008. Gross margin for the year ended December 31 was 42.4% compared to 51.6% for fiscal 2008. The decrease in gross margins was caused by rising costs for subcontractors utilized on network installations due to rapid industry growth and increasing demand for trained professionals, in addition to lower margin RFPA and 2G installations billed during the fourth quarter. The Company anticipates 2010 gross margins will be at least the same as or higher than gross margins for 2009.

Net income for the year ended December 31, 2009 was $12.5 million, an increase of 78.6% from $7.0 million in 2008. Earnings per share for the year ended December 31, 2009 were $1.21 compared to $0.68 in 2008 based on 10.4 million basic shares outstanding.

Balance Sheet and Cash Flow Discussion

As of December 31, 2009, Telestone had cash and cash equivalents of $11.2 million compared to $7.9 million as of December 31, 2008, increase by 41.8%. The Company maintained a current ratio of 2.18 based on $112.4 million in current assets and $51.7 million in current liabilities as of December 31,2009. Total assets were $116.7 million, and total liabilities were $51.7 million as of December 31,2009. As of December 31, 2009, Telestone had $89.0 million in trade receivables compared to $62.1 million as of December 31, 2008. The Company was able to reduce its days sales outstanding (DSO) from 553 days to 358 days. Included in long outstanding accounts receivable are the 10% of Telestone customers' contract value to provide warranty service on installations for a twenty-four months period, a value which per GAAP must remain on the Company's accounts receivable until paid in full. Allowance for doubtful accounts was $6.2 million as of December 31, 2009 compared to $5.8 million as of December 31, 2008.

Stockholders' equity was $65.1 million as of December 31, 2009, increased by 24.1% from $52.4 million as of December 31, 2008.

    Recent Events

    --  February, 10, 2010, China's State Council announced its active support for accelerating the integration of telecommunications, TV and radio broadcasting, and internet access networks. Telestone expects the government to provide policy and financial support to network integration and upgrade efforts which will help increase the Company's sales.

    -- January 20, 2010, Telestone secured a $4 million contract from China Mobile Communications Corporation ("CMCC') to install the Company's WFDS(TM) at three colleges located in Yingkou, Liaoning Province. Telestone's WFDS(TM) system will simultaneously provide Wi-Fi service in 47 buildings, high speed internet access for more than 3,000 homes and offices, and 2/3G cellular service for more than 20,000 CMCC customers.

Current Business Outlook

Telestone has provided 2010 Revenue Guidance of at least $108.0 million in revenues, 50% growth year over year. Guidance is based on the following assumptions.

(1)	the Company's performance in 2009, where our gross revenues increased over 100% from 2008 revenues,
(2)	the favorable macroeconomic environment in China
(3)	the Company's expectation that the integration of telecommunications, TV & radio broadcasting and internet access networks in China will begin implementation in 2010
(4)	the Company's belief that it has advanced technology and production capabilities and strong R&D capability

"We expect to significantly increase our income for the year 2010," stated Chairman Daqing Han. "We also anticipate that a higher percentage of systems installed by Telestone will be WFDS(TM) systems which command higher margins, and therefore, our annual gross margin will be at least same as or higher for 2010 than our annual gross margin for 2009, which is around 42%. With more than 900 million cell phone subscribers forecasted by 2013 in China, the requirement to upgrade networks to 3G creates a tremendous opportunity for the telecom providers and is our first priority. While we recognize China will be the principal growth driver for our business in the immediate future, we are also excited about growth opportunities in international markets," Han concluded.

Conference Call

To attend the call, please use the dial-in information below. When prompted, ask for the "Telestone Technologies Corporation's Annual Report 2009 Earnings Call" and/or be prepared to provide the conference passcode.

Conference Date:	Thursday, April 1, 2010
Conference Time:	9.00 a.m. Eastern Time
U.S. Participants:	800.860.2442
International Participants:	+1.412.858.4600
Passcode for all:	Telestone
Webcast:	http://www.visualwebcaster.com/event.asp?id=67546

Please dial in at least 10-minutes before the call to ensure timely participation. This call is being webcast and can be accessed by clicking on this link http://www.visualwebcaster.com/event.asp?id=67546 ..

About Telestone Technologies Corporation

Telestone is a leading innovator in local access network technologies and solutions. Telestone is a global company with 26 sales offices throughout China and a network of international branch offices and sales agents. For more than 10 years, Telestone has been installing radio-frequency based 1G and 2G systems throughout China for China's leading telecommunications companies. After intensive research on the demands of carriers in the 3G age, Telestone developed its third generation technology, WFDS(TM) (Wireless Fiber-Optics Distribution System), which provides a scalable, multi-access local access network solution for China's three cellular protocols. Telestone offers services that include project design, project manufacturing, installation, maintenance and after-sales support. Telestone Technologies has approximately 1,200 employees.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of Telestone Technologies Corporation and its subsidiary companies. Forward looking statements can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Telestone Technologies is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

    For further information, contact:

    Company:
Ren Hu, Board Secretary
Tel:   +1-201-887-0415
Email:  huren@telestone.com

Dan Feng, Assistant Secretary of the Board
Tel:   +86-10-8367-0088 x1232
Email: fengdan@telestone.com

    Investor Relations:
John Mattio
HC International Inc.
Tel:   +1-203-616-5144
Email: john.mattio@hcinternational.net

- Financial Tables Follow -

Telestone Technologies Corporation
Consolidated Statements of Operations and Other Comprehensive Income
Years ended December 31, 2009 and 2008

	Years ended December 31,
	2009	2008
	US$'000	US$'000
Operating revenues:
Net sales of equipment	30,162	17,132
Service income	41,717	18,197
Total operating revenues	71,879	35,329
Cost of operating revenues:
Cost of net sales	19,697	10,415
Cost of service	21,705	6,718
Total cost of operating revenues	41,402	17,133
Gross income	30,477	18,196
Operating expenses:
Sales and marketing	10,607	4,620
General and administrative	1,999	3,810
Research and development	1,768	527
Depreciation and amortization	326	295
Total operating expenses	14,700	9,252
Operating income	15,777	8,944
Interest expense	(290)	(298)
Other income, net	405	177
Income before income taxes	15,892	8,823
Income taxes	(3,354)	(1,774)
Net income	12,538	7,049
Other comprehensive income
Foreign currency translation adjustment	109	2,556
Comprehensive income	12,647	9,605
Earnings per share:
Weighted average number of common stock outstanding Basic	10,404,550	10,404,550
Dilutive effect of warrants	--	31,578
Diluted	10,404,550	10,436,128
Net income per share of common	US$	US$
stock
Basic	1.21	0.68
Diluted	1.21	0.68

Consolidated Balance Sheets
As of December 31, 2009 and 2008

	As of December 31,
	2009	2008
	US$'000	US$'000
Current assets:
Cash and cash equivalents	11,233	7,866
Accounts receivable, net of allowance	89,005	62,136
Due from related parties	1,963	1,826
Inventories, net of allowance	4,442	7,843
Prepayment	1,223	2,347
Other current assets	4,574	1,352

Total current assets	112,440	83,370

Goodwill	3,119	3,119
Property, plant and equipment, net	1,181	1,050
	4,300	4,169
Total assets	116,740	87,539

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term bank loans	5,850	2,918
Accounts payable - Trade	15,678	11,776
Customer deposits for sales of equipment	1,582	739
Due to related parties	4,947	1,673
Income tax payable	7,132	6,805
Accrued expenses and other accrued liabilities	16,473	11,197

Total current liabilities	51,662	35,108

Commitments and contingencies Stockholders' equity:

Preferred stock, US$0.001 par value, 10,000,000 shares authorized, no shares issued	--	--
Common stock and paid-in-capital,US$0.001 par value:
Authorized - 100,000,000 shares as of December 31, 2009 and 2008	--	--
Issued and outstanding - 10,404,550 shares as of December 31, 2009 and 2008	11	11
Additional paid-in capital	18,989	18,989
Dedicated reserves	4,807	3,787
Other comprehensive income	5,682	5,573
Retained earnings	35,589	24,071
Total stockholders' equity	65,078	52,431

Total liabilities and stockholders' equity	116,740	87,539

Telestone Technologies Corporation
Consolidated Statements of Cash Flows
Years ended December 31, 2009 and 2008

	Years ended December 31,
Note	2009	2008
	US$'000	US$'000
Cash flows from operating activities
Net income	12,538	7,049
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	326	295
Allowance for doubtful accounts	408	1,341
Allowance for inventories	436	--
Profit on disposal of property, plant and equipment, net	--	(14)
Changes in assets and liabilities:
Accounts receivable	(27,123)	(15,654)
Inventories	2,978	731
Due from related parties	(133)	88
Prepayment	1,128	(1,116)
Other current assets	(3,213)	71
Accounts payable	3,866	3,706
Due to related parties	3,264	(813)
Customer deposits for sales of equipment	840	467
Income tax payable	310	1,772
Accrued expenses and other accrued liabilities	5,240	3,544

Net cash provided by operating activities	865	1,467

Cash flows from investing activities
Purchase of property, plant and equipment	(414)	(169)
Proceeds from disposal of property, plant and equipment	--	61

Net cash used in investing activities	(414)	(108)

Cash flows from financing activities
Proceeds from short-term bank loans	5,850	2,918
Repayment of short-term bank loans	(2,953)	(2,189)

Net cash provided by financing activities	2,897	666

Net increase in cash and cash equivalents	3,348	2,025

Cash and cash equivalents, beginning of year	7,866	5,473
Effect on exchange rate changes	19	368

Cash and cash equivalents, end of year	11,233	7,866

Supplemental disclosure of cash flow information
Interest received	32	42
Interest paid	(150)	(220)
Income tax paid	(3,010)	(56)